EXHIBIT 99.1

        News Release

Pioneer Natural Resources Reports First Quarter 2009 Results

Dallas, Texas, May 5, 2009 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended March 31, 2009.

Financial summary:

•	Reported a first quarter net loss attributable to common stockholders of $15 million, or $.13 per diluted share
•	Increased first quarter average daily oil and gas sales 15% from the prior year quarter to 127,005 barrels oil equivalent per day (BOEPD)
•	Amended the Company’s unsecured senior credit facility to further strengthen financial flexibility
•	Added oil and gas derivatives for 2010 and 2011 with price upside
•	Continued to successfully implement cost reduction initiatives
-	Well costs down 25% from the third quarter 2008 peak
-	Lease operating expenses down 10% from fourth quarter 2008

The net effect of unusual items (on an after-tax basis) in the first quarter reduced the Company’s net loss by $2 million, or $.02 per diluted share. These after-tax unusual items were comprised of:

•	unrealized mark-to-market derivative gains of $47 million ($.41 per diluted share),
•	Alaska PPT credits of $5 million ($.04 per diluted share),
•	incremental depletion expense of $20 million due to low gas prices ($.17 per diluted share),
•	noncash impairment charges of $13 million ($.12 per diluted share),
•	rig-related charges of $13 million ($.11 per diluted share) and
•	litigation settlement charges of $4 million ($.03 per diluted share).

Scott Sheffield, Chairman and CEO, stated, “While our first quarter financial results reflect the current low commodity price environment, our operating results were strong as Pioneer’s low-decline assets continue to perform above expectations. The aggressive steps we have taken to reduce drilling and production costs, coupled with a $60+ oil price strip for 2010 and 2011 and some recently added commodity price derivatives for this time frame, are giving us increasing confidence that we can get back to a meaningful oil drilling program in the Spraberry field and in Tunisia in early 2010.”

“We remain committed to a free cash flow model, with excess cash flow being used to reduce debt. The Company’s 2009 capital program is expected to generate annual production growth of at least 5% per share, with approximately 80% of the capital focused on oil-related activities. Of the remaining 20% for gas-related activities, we have recently reallocated capital for additional appraisal activity in the Eagle Ford Shale play.”

Operations Update

In the Spraberry field, first quarter 2009 daily production was up 23% compared to first quarter 2008 reflecting the success of the 2008 drilling program. First quarter 2009 production totaled 37 thousand barrels oil equivalent per day (MBOEPD), of which approximately 2,500 barrels per day

(BPD) was related to the sales of inventoried natural gas liquids (NGLs) that were not able to be fractionated and sold in the fourth quarter as a result of hurricane damage to third-party fractionation facilities. Under the reduced 2009 capital spending program, Pioneer drilled 17 Spraberry wells during the first quarter of 2009. The Company currently has no rigs drilling in the Spraberry field and is continuing to focus its efforts on achieving further drilling and production cost reductions. The Company has continued its evaluation of shale/silt zones in the Spraberry field with encouraging results. With declining costs, new oil price derivatives and the strip price for oil exceeding $60 per barrel for 2010 and 2011, the outlook for recommencing drilling in early 2010 is improving.

In South Texas, Pioneer’s first quarter 2009 daily production rose 28% versus the prior year quarter as a result of a strong drilling program in 2008. The Company is fracing its first horizontal well in the Eagle Ford Shale play where it holds a substantial acreage position in the gas window. The Eagle Ford Shale overlays the Edwards Trend in the 310,000 acres that Pioneer holds, and the Company plans to drill its second horizontal well in third quarter 2009 to help delineate the field and assess resource potential.

On the North Slope of Alaska, production from Pioneer’s Oooguruk field averaged 3,889 BPD during the first quarter 2009. The Company’s water injection plans were delayed until March pending repairs to a third-party water delivery system. Water injection rates remain limited due to constraints in the third-party water delivery system. These limitations will impact production from high-rate Kuparuk wells through most of the second quarter as water injection is critical to managing the reservoir and maximizing recoverable reserves. Pioneer plans to drill and fracture stimulate two Nuiqsut production wells this summer and has forecast 2009 net production to average 5,000 BPD, despite the current water injection constraints. As development drilling continues, production is currently forecast to gradually increase to 10,000 BPD to 14,000 BPD in 2011. Strong well performance and the results of this summer’s activities will be evaluated later this year to determine potential upside to the production forecast.

In South Africa, first quarter 2009 daily production was up 43% compared to the same quarter in 2008 reflecting the commencement of production from the most prolific well in Pioneer’s South Coast Gas Project during fourth quarter 2008.

Daily production in Tunisia was up 60% compared to the first quarter of 2008. Infrastructure is now in place and has allowed production from previously drilled exploration wells to be brought on line.

Cost Reduction Initiatives

The Company is continuing to work with service providers to reduce drilling and completion costs. Since the third quarter of 2008, when drilling and completion costs peaked, Pioneer has achieved a reduction of 25% in the cost of drilling and completing a well and is targeting an additional 5% to 10% reduction.

Pioneer’s asset teams are also implementing initiatives to reduce 2009 lease operating expense (LOE) by at least 15% compared to 2008. The Company is targeting cost reductions in electricity, water disposal and compression rental costs while expanding its use of integrated services.

Credit Facility Amendment and Financial Flexibility

Effective April 29, 2009, Pioneer and its lenders amended the Company’s unsecured senior credit facility, a five-year $1.5 billion revolving line of credit. While Pioneer was well within compliance with all of its debt covenants, the Company amended the facility to ensure maximum liquidity in lower price environments. Pioneer continues to target free cash flow for 2009, with excess cash flows to be used to reduce debt.

The amendment changes the ratio of the net present value (NPV) of the Company’s oil and gas properties to total debt from 1.75 to 1.0 to 1.5 to 1.0 through March 31, 2011, further strengthening Pioneer’s financial flexibility. The agreement was also updated to include Pioneer’s ownership of common units of Pioneer Southwest Energy Partners L.P (Pioneer Southwest) in the calculation of NPV at 75% of market value. The covenant requiring the Company to maintain a ratio of total debt to total capitalization of no more than 0.60 to 1.0 was not changed.

The amendment also increased the spread on the Company’s borrowing rates from 0.75 percent to 2.00 percent and the commitment fee on the undrawn amounts under the credit facility from 0.125 percent to 0.375 percent. The terms of the amendment are covered more fully in the Form 8-K Pioneer filed today.

Pioneer continues to evaluate the merits of selling certain oil and gas assets to Pioneer Southwest. The Company cannot predict the timing or ultimate outcome of this action as it is subject to market conditions, among other factors.

First Quarter 2009 Financial Review

First quarter sales averaged 127,005 BOEPD, consisting of oil sales averaging 34,050 BPD, NGL sales averaging 22,699 BPD and gas sales averaging 422 million cubic feet per day (MMCFPD). First quarter oil production included approximately 2,500 BPD of sales of inventoried NGLs that were not able to be fractionated and sold in the fourth quarter as a result of hurricane damage to third-party fractionation facilities.

The reported first quarter average price for oil was $52.82 per barrel and included $8.00 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded. The reported price for NGLs was $22.97 per barrel. The reported price for gas was $4.35 per thousand cubic feet (MCF), including $.32 per MCF related to deferred revenue from VPPs for which production was not recorded.

First quarter production costs averaged $12.31 per BOE, down $2.66, or 18%, from the fourth quarter of 2008 as a result of the Company’s cost reduction initiatives and reduced production taxes associated with lower commodity prices.

Depreciation, depletion and amortization (DD&A) expense averaged $16.85 per barrel oil equivalent (BOE) for the first quarter. DD&A expense increased primarily as a result of negative gas price revisions to proved reserves related to the significant drop in gas prices from year-end 2008. The majority of the DD&A expense increase is comprised of incremental Raton area depletion as a substantial portion of the Raton area proved undeveloped reserves were uneconomical at quarter-end gas prices.

Exploration and abandonment costs were $31 million for the quarter and included $19 million of acreage and unsuccessful drilling costs and $12 million of geologic and geophysical expenses and personnel costs.

During 2009, the Company has increased its 2010 and 2011 oil and gas derivatives positions to support the resumption of oil drilling in those years. Specifically, the Company has derivative positions covering 30% and 70% of its 2010 forecasted oil and gas production, respectively, and 25% of its forecasted 2011 oil production.

Cash flow from operating activities for the first quarter was $24 million and reflects the use of $68 million for changes in operating assets and liabilities.

Second Quarter 2009 Financial Outlook

Second quarter 2009 production is forecasted to average 117,000 BOEPD to 122,000 BOEPD. The production range includes production that is attributable to the public ownership in Pioneer Southwest. The expense estimates below also include amounts attributable to the public ownership in Pioneer Southwest.

Second quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $12.00 to $13.00 per BOE based on current NYMEX strip prices for oil and gas. DD&A expense is expected to average $16.00 to $17.00 per BOE, also based on current strip prices.

Total exploration and abandonment expense during the second quarter is expected to be $15 million to $25 million, primarily related to exploration wells in progress, including related acreage costs, and seismic and personnel costs.

General and administrative expense is expected to be $33 million to $37 million. Interest expense is expected to be $42 million to $45 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Noncontrolling interest in consolidated subsidiaries’ net income is expected to be $4 million to $7 million, primarily reflecting the public ownership in Pioneer Southwest.

The Company also expects to recognize $15 million to $20 million of charges in other expense associated with certain drilling rigs being terminated and stacked as a result of the Company’s low price environment initiatives.

The Company’s second quarter effective income tax rate is expected to range from 40% to 50% based on current capital spending plans. Cash taxes are expected to be $5 million to $10 million and are primarily attributable to Tunisia.

Second quarter 2009 amortization of deferred gains on terminated oil and gas hedges is expected to be $12 million. The Company's financial results, oil, NGL and gas derivatives and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call

On Wednesday, May 6 at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. The presentation will be available on the website for preview in advance of the call. At the website, select ‘INVESTORS’ at the top of the page. For those who cannot listen to the live webcast, a replay will be available shortly thereafter. Or you may choose to dial (877) 852-6543 (confirmation code: 3551546) to listen by telephone and view the accompanying presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 3551546).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development projects as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gasproduction, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065
Matt Gallagher – 972-969-4017
Nolan Badders – 972-969-3955

Media and Public Affairs

Susan Spratlen – 972-969-4018

PIONEER NATURAL RESOURCES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$44,476	$48,337
Accounts receivable, net	164,126	207,553
Income taxes receivable	15,637	60,573
Inventories	68,365	76,901
Prepaid expenses	10,504	12,464
Deferred income taxes	19,300	6,510
Other current assets, net	126,300	74,573

Total current assets	448,708	486,911

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	10,445,845	10,371,403
Accumulated depletion, depreciation and amortization	(2,696,655)	(2,511,401)

Total property, plant and equipment	7,749,190	7,860,002

Deferred income taxes	336	553
Goodwill	310,563	310,563
Other assets, net	542,848	503,756

	$9,051,645	$9,161,785

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$198,034	$356,972
Interest payable	27,671	43,247
Income taxes payable	12,159	3,618
Deferred revenue	133,669	147,905
Other current liabilities	121,858	143,255

Total current liabilities	493,391	694,997

Long-term debt	3,075,486	2,899,241
Deferred income taxes	1,494,181	1,501,459
Deferred revenue	154,753	177,236
Other liabilities	203,733	207,993
Stockholders' equity	3,630,101	3,680,859

	$9,051,645	$9,161,785

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2009	2008

Revenues and other income:
Oil and gas	$373,837	$558,476
Derivative gains, net	99,863	1,027
Interest and other	10,660	25,024
Gain (loss) on disposition of assets, net	(115)	678
	484,245	585,205
Costs and expenses:
Oil and gas production	112,969	94,619
Production and ad valorem taxes	27,758	38,028
Depletion, depreciation and amortization	192,557	109,627
Impairment of oil and gas properties	21,091	—
Exploration and abandonments	31,431	38,677
General and administrative	34,639	36,481
Accretion of discount on asset retirement obligations	2,974	2,142
Interest	41,138	40,278
Hurricane activity, net	375	458
Other	31,389	11,915
	496,321	372,225
Income (loss) from continuing operations before income taxes	(12,076)	212,980
Income tax benefit (provision)	1,263	(86,222)
Income (loss) from continuing operations	(10,813)	126,758
Income from discontinued operations, net of tax	—	1,940
Net income (loss)	(10,813)	128,698
Less: Net income attributable to noncontrolling interests	(3,793)	(738)
Net income (loss) attributable to common stockholders	$(14,606)	$127,960

Basic earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$(0.13)	$1.05
Income from discontinued operations, net of tax attributable to common stockholders	—	.02
Net income (loss) attributable to common stockholders	$(0.13)	$1.07

Diluted earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$(0.13)	$1.05
Income from discontinued operations, net of tax attributable to common stockholders	—	.02
Net income (loss) attributable to common stockholders	$(0.13)	$1.07

Weighted average shares outstanding:
Basic	114,242	117,934
Diluted	114,242	118,260

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2009	2008

Cash flows from operating activities:
Net income (loss)	$(10,813)	$128,698
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	192,557	109,627
Impairment of oil and gas properties	21,091	—
Exploration expenses, including dry holes	18,509	3,548
Deferred income taxes	(11,032)	65,119
(Gain) loss on disposition of assets, net	115	(678)
Accretion of discount on asset retirement obligations	2,974	2,142
Discontinued operations	—	348
Interest expense	6,609	6,297
Derivative related activity	(111,285)	7,665
Amortization of stock-based compensation	9,297	8,980
Amortization of deferred revenue	(36,720)	(39,479)
Other noncash items	10,694	(4,640)
Changes in operating assets and liabilities:
Accounts receivable, net	42,221	(14,061)
Income taxes receivable	44,936	(76)
Inventories	(34,470)	(26,172)
Prepaid expenses	1,960	937
Other current assets, net	26,057	1,995
Accounts payable	(111,450)	(33,913)
Interest payable	(15,576)	(13,335)
Income taxes payable	8,541	9,190
Other current liabilities	(29,794)	(34,510)
Net cash provided by operating activities	24,421	177,682
Net cash used in investing activities	(171,063)	(177,540)
Net cash provided by financing activities	142,781	5,007
Net increase (decrease) in cash and cash equivalents	(3,861)	5,149
Cash and cash equivalents, beginning of period	48,337	12,171
Cash and cash equivalents, end of period	$44,476	$17,320

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended
		March 31,
		2009	2008
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	27,456	21,419
	South Africa	245	2,823
	Tunisia	6,349	3,903
	Worldwide	34,050	28,145

Natural gas liquids (Bbls) -	U.S.	22,699	19,408

Gas (Mcf) -	U.S.	388,901	369,819
	South Africa	30,283	5,073
	Tunisia	2,346	1,578
	Worldwide	421,530	376,470

Total (BOE) -	U.S.	114,973	102,464
	South Africa	5,292	3,668
	Tunisia	6,740	4,166
	Worldwide	127,005	110,298

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$54.15	$70.23
	South Africa	$47.00	$101.48
	Tunisia	$47.25	$99.36
	Worldwide	$52.82	$77.41

Natural gas liquids (per Bbl) -	U.S.	$22.97	$53.89

Gas (per Mcf) -	U.S.	$4.37	$7.73
	South Africa	$3.95	$7.61
	Tunisia	$5.96	$10.90
	Worldwide	$4.35	$7.74

Total (BOE) -	U.S.	$32.26	$52.77
	South Africa	$24.79	$88.61
	Tunisia	$46.59	$97.22
	Worldwide	$32.71	$55.64

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income (loss) and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended
	March 31,
	2009	2008

Net income (loss)	$(10,813)	$128,698
Depletion, depreciation and amortization	192,557	109,627
Impairment of oil and gas properties	21,091	—
Exploration and abandonments	31,431	38,677
Accretion of discount on asset retirement obligations	2,974	2,142
Interest expense	41,138	40,278
Income tax benefit (provision)	(1,263)	86,222
(Gain) loss on disposition of assets, net	115	(678)
Discontinued operations	—	348
Current income tax provision on discontinued operations	—	519
Derivative related activity	(111,285)	7,665
Amortization of stock-based compensation	9,297	8,980
Amortization of deferred revenue	(36,720)	(39,479)
Other noncash items	10,694	(4,640)

EBITDAX (a)	149,216	378,359

Cash interest expense	(34,529)	(33,981)
Current income taxes	(9,769)	(21,622)

Discretionary cash flow (b)	104,918	322,756

Cash exploration expense	(12,922)	(35,129)
Changes in operating assets and liabilities	(67,575)	(109,945)

Net cash provided by operating activities	$24,421	$177,682

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; noncash derivative activity; accretion of discount on asset retirement obligations; interest expense; income taxes; (gain) loss on the disposition of assets, net; noncash effects from discontinued operations; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

(in thousands, except per share data)

Loss as adjusted for significant credits and charges, as presented in this press release, is presented and reconciled to Pioneer's net loss determined in accordance with GAAP because Pioneer believes that this non-GAAP financial measure reflects an additional way of viewing aspects of Pioneer's business that, when viewed together with its final results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that this non-GAAP measure may enhance investors' ability to assess Pioneer's historical and future financial performance. This non-GAAP financial measure is not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Many of the significant credits and charges are types that could recur in future periods; however, the amount and frequency of each item can vary significantly from period to period. The table below reconciles Pioneer's net loss attributable to common stockholders for the three months ended March 31, 2009, as determined in accordance with GAAP, to loss as adjusted for significant credits and charges for that quarter:

	After-tax	Per
	Amounts	Share

Net loss attributable to common stockholders	$(14,606)	$(0.13)
Significant (credits) and charges:
Unrealized derivative mark-to-market gains, net	(46,896)	(0.41)
Alaskan Petroleum Production Tax credits	(4,711)	(0.04)
Incremental depletion impact of negative gas price reserve revisions	19,905	0.17
Impairment of oil and gas properties	13,287	0.12
Stacked rig charges	12,780	0.11
Litigation settlement accrual charges	3,527	0.03
Income as adjusted for significant noncash charges	$(16,714)	$(0.15)

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Hedge Positions as of May 1, 2009 (a)

	2009
	Second Quarter	Third Quarter	Fourth Quarter	2010	2011	2012	2013
Average Daily Oil Production Associated with Derivatives:
Swap Contracts:
Volume (Bbl)	12,093	5,500	10,500	2,000	—	—	—
NYMEX price (Bbl) (b)	$62.47	$74.72	$62.99	$98.32	$—	$—	$—
Collar Contracts:
Volume (Bbl)	2,000	2,000	2,000	—	2,000	—	—
NYMEX price (Bbl):
Ceiling	$70.38	$70.38	$70.38	$—	$170.00	$—	$—
Floor	$52.00	$52.00	$52.00	$—	$115.00	$—	$—
Collar Contracts with Short Puts:
Volume (Bbl)	13,407	20,000	15,000	8,000	7,000	—	—
NYMEX price (Bbl):
Ceiling	$62.38	$62.38	$69.72	$75.72	$87.96	$—	$—
Floor	$51.40	$51.40	$51.47	$63.13	$70.00	$—	$—
Sold Put Price	$44.70	$44.70	$41.47	$48.88	$55.00	$—	$—
Average Daily Natural Gas Liquid Production Associated with Derivatives:
Swap Contracts:
Volume (Bbl)	3,750	3,750	3,750	1,250	—	—	—
Blended index price (Bbl) (c)	$34.27	$34.28	$34.28	$47.38	$—	$—	$—
Average Daily Gas Production Associated with Derivatives:
Swap Contracts:
Volume (MMBtu)	135,000	135,000	135,000	125,000	—	—	—
NYMEX price (MMBtu) (d)	$6.25	$6.25	$6.16	$6.60	$—	$—	$—
Collar Contracts:
Volume (MMBtu)	20,000	20,000	20,000	30,000	—	—	—
NYMEX price (MMBtu) (d):
Ceiling	$5.90	$5.90	$5.90	$7.52	$—	$—	$—
Floor	$4.00	$4.00	$4.00	$6.00	$—	$—	$—
Collar Contracts with Short Puts:
Volume (MMBtu)	53,187	80,000	80,000	95,000	—	—	—
NYMEX price (MMBtu) (d):
Ceiling	$5.65	$5.43	$5.43	$7.94	$—	$—	$—
Floor	$4.42	$4.25	$4.25	$6.00	$—	$—	$—
Sold Put Price	$3.42	$3.25	$3.25	$5.00	$—	$—	$—
Basis Swap Contracts:
Spraberry Index Swaps – (MMBtu) (e)	15,000	15,000	15,000	5,000	—	—	—
Price differential ($/MMBtu)	$(0.96)	$(0.96)	$(0.96)	$(0.81)	—	—	—
Mid-Continent Index Savings – (MMBtu) (e)	170,000	170,000	170,000	180,000	60,000	20,000	10,000
Price differential ($/MMBtu)	$(1.17)	$(1.17)	$(1.17)	$(0.85)	$(0.82)	$(0.78)	$(0.71)
Gulf Coast Index Swaps – (MMBtu) (e)	30,000	30,000	30,000	—	—	—	—
Price differential ($/MMBtu)	$(0.37)	$(0.37)	$(0.37)	$—	$—	$—	$—

_____________

(a)

On February 1, 2009, Pioneer Natural Resources Company (the "Company") ceased accounting for commodity derivatives as hedges on a prospective basis. Changes in derivative values from February 1 through March 31, 2009 increased, and in future periods will increase, the Company's derivative gains or losses.

(b)	Include NYMEX and Datad Brent average prices of U.S. and foreign production.
(c)	Represents blended Mont Belvieu posted price per Bbl.
(d)	Approximate NYMEX price, based on historical differentials to the index price at the time the derivative was entered into.
(e)	Represent swaps that fix the basis differentials between Spraberry, Mid-Continent and Gulf Coast indices at which the Company sells its gas and NYMEX prices.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Amortization of Deferred Revenue Associated with Volumetric

Production Payments and Net Derivative Losses as of March 31, 2009

(in thousands)

	2009
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2010	Thereafter	Total

Total deferred revenues (a)	$36,975	$37,207	$37,003	$90,215	$87,022	$288,422
Less derivative losses to be recognized in pretax earnings (b)	(232)	(230)	(822)	(2,403)	(6,729)	(10,416)

Total VPP impact to pretax earnings	$36,743	$36,977	$36,181	$87,812	$80,293	$278,006

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

Deferred Gains on Terminated Commodity Hedges as of March 31, 2009 (a)

(in thousands)

	2009
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2010

Commodity hedge gains (b)	$11,681	$11,872	$11,933	$51,885

_____________

(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.